SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 11, 2003 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

       JDCC's net income was $62.3 million for the first quarter of 2003, compared with $71.9 million last year. The decrease was primarily due to lower gains resulting from a reduced volume of retail-notes sold and higher administrative expenses related to growth in the portfolio. Partially offsetting these factors was a lower provision for credit losses. Last year's results were negatively affected by after-tax losses of $6 million in Argentina related to the peso devaluation.

       Net receivables and leases financed by JDCC were $11.423 billion at January, 31, 2003, compared with $9.978 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months -- including new acquisitions of Deere dealer receivables in Europe - partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $13.732 billion at January 31, 2003, compared with $12.730 billion a year ago.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		(20)	Press release and supplemental financial information of Deere & Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ NATHAN J. JONES Nathan J. Jones Senior Vice President and Chief Financial Officer

Dated: February 11, 2003

Exhibit Index

Number and Description of Exhibit

(20)	Press release and supplemental financial information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated February 11, 2003, file number (1-4121).